Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

TiVo, Inc.:

We consent to the use in the registration statement on Form S-3 to be filed on or about February 5, 2003 of our report dated August 16, 2002, with respect to the consolidated balance sheet of TiVo Inc. as of January 31, 2002, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended January 31, 2002, incorporated by reference herein, and to the reference to our firm under the heading “Independent Public Accountants” in the prospectus. Our report refers to a restatement.

/s/ KPMG LLP

Mountain View, California

February 5, 2003